EXHIBIT 10.65

December 23, 2003

Michael Zukerman

Dear Mike:

For good and valuable consideration, the sufficiency of which is hereby acknowledged, Critical Path, Inc. (the “Company”) hereby amends the employment agreement between you and Critical Path (the “Company”) dated June 11, 2001 (the “Original Agreement”), as subsequently amended December 20, 2002 (the “First Amendment”) in the following respects:

1.	Section 1. (b) of the Original Agreement is hereby amended to provide as follows:

“(b) Notwithstanding the last sentence of Section 1(a) above, upon your termination without Cause or your constructive termination at any time after you have been employed by the Company for more than six (6) months, you shall receive a lump sum payment equal to twelve (12) months of your then current base salary, plus twelve (12) months continuation of your then current benefits (as described in paragraph 8) from the Company.”

2.	For the avoidance of doubt, the parties reaffirm and acknowledge that Section 6 of the first Amendment shall govern any dispute resolution related to this amendment.

3.	In the case of any conflict between the terms of this letter and either the Original Agreement or the First Amendment, this letter shall control. All other terms and conditions contained in the Original Agreement and the First Amendment which are not inconsistent with the terms of this letter shall remain in full force and effect. All capitalized terms not defined herein shall have the meanings prescribed to them in the Original Agreement.

If you agree with the terms and conditions contained in this letter, please sign where indicated below.

Sincerely,

/s/ William McGlashan, Jr.

William McGlashan, Jr.
Chairman and CEO

Accepted and Agreed:

/s/ Michael Zukerman

Michael Zukerman